SEVENTH AMENDMENT
                                       TO
                          GENERAL AGENT SALES AGREEMENT



       SEVENTH AMENDMENT TO GENERAL AGENT SALES AGREEMENT dated as of February 15, 2008 by and between AXA EQUITABLE LIFE INSURANCE COMPANY ("AXA Equitable"), a New York stock life insurance company, having offices at 1290 Avenue of the Americas, New York, New York 10104, and AXA NETWORK, LLC, a Delaware limited liability company having offices at 4251 Crums Mill Road, Harrisburg, Pennsylvania 17112 and the AXA Network subsidiaries executing this Agreement below (collectively, the "General Agent").

       AXA Equitable and the General Agent hereby modify and amend the General Agent Sales Agreement dated as of January 1, 2000 between them, as previously amended (the "Sales Agreement") by restating Schedule 3 of Exhibit A of the Sales Agreement in its entirety as of the date hereof as more particularly set forth on the restated Schedule 3 attached hereto to reduce compensation on sales of AXA Equitable's new "at retirement" Group Variable Annuity product tentatively named "Crossings" (Master Contract, 2007IFLMC(NY) and state variation) from 8.5% as currently provided therein to 6% for all issue ages.

       Except as modified and amended hereby, the Sales Agreement is in full force and effect.

       IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to General Agent Sales Agreement to be duly executed and delivered as of the day and year first above written.


      AXA EQUITABLE LIFE INSURANCE              AXA NETWORK, LLC
              COMPANY                           AXA NETWORK OF CONNECTICUT,
                                                  MAINE AND NEW YORK, LLC
                                                AXA NETWORK OF PUERTO RICO, INC.
       By: /s/ Richard Dziadzio                 AXA NETWORK INSURANCE AGENCY
           ------------------------                OF TEXAS, INC.
          Richard Dziadzio
          Executive Vice President and
          Chief Financial Officer               By: /s/ Andrew McMahon
                                                    ---------------------------
                                                    Andrew McMahon
                                                    Chairman of the Board




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                                    EXHIBIT A

                         AMENDED AND RESTATED SCHEDULE 3

                        EFFECTIVE AS OF February 15, 2008

                           General Agent Compensation
                                       for
       Individual Qualified and Non-Qualified Annuity Sales and Servicing



This Amended and Restated Schedule 3 of Exhibit A is effective as of the effective date set forth above and is attached to and made part of the Seventh Amendment to General Agent Sales Agreement dated as of the same date by and between AXA Equitable Life Insurance Company and AXA Network, LLC, et al.


Compensation to the General Agent in connection with the sale and servicing of all annuity contracts other than tax qualified periodic premium annuity contracts will be calculated on a contract by contract and certificate by certificate basis. Compensation paid hereunder will be allocated to commissions and expense allowances as the parties may from time to time agree consistent with the provisions of Section 4228 of the New York State Insurance Law. From and after the effective date set forth above, total compensation to the General Agent in respect of the sale and servicing of each such annuity contract or certificate, other than Accumulator Advisor contracts, issued on or after the above effective date, will be a percentage of the consideration received by AXA Equitable in respect of such contract or certificate as more particularly set forth in the following table:


   Type of Consideration                                       Percentage
   ---------------------                                       ----------
   "Crossings" Group Variable Annuity
   (Master Contract, 2007IFLMC(NY) and
   state variation):

        First Policy Year                                         6.0%

        Renewal Years                                             6.0%

   All annuity contracts other than tax qualified periodic premium annuity contracts and Accumulator Advisor contracts:

        First Policy Year                                         8.5%

        Renewal Years                                             8.5%


No compensation will be paid to the General Agent in respect of the sale and servicing of Accumulator Advisor contracts.